UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2021

BT BRANDS, INC.
(Exact name of registrant as specified in its charter)

Wyoming	000-56113	91-1495764
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

405 West Main Avenue, Suite 2D, West Fargo, ND	58078
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (701) 277-0080

______________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	BTBD	Nasdaq Capital Market
Warrants	BTBDW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Public Offering of Units

Pricing and Closing

On November 12, 2021, BT Brands, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Maxim Group LLC (“Maxim”) and Joseph Gunnar & Co., LLC, as the representatives of the several underwriters (the “Underwriters”), for an underwritten public offering (the “Public Offering”) of (i) 2,400,000 units with a public offering price of $5.00 per unit, each containing one share of common stock (each a “Share”) of the Company, par value $0.002 per share (the “Common Stock”), and one warrant to purchase one share of Common Stock at an exercise price of $5.50 per share (each, a “Warrant”). Additionally, the Company granted the Underwriters a 45-day option to purchase up to an additional 360,000 shares of our Common Stock at a price of $5.00 per share and/or Warrants at a price of $0.01 per warrant. A copy of the Underwriting Agreement is filed as Exhibit 99.1 to this Current Report. A copy of the form of Warrant is included as an exhibit to the Warrant Agreement discussed below.

On November 12, 2021, the Underwriters exercised their option to purchase the Warrants subject to the over-allotment option and on November 16, 2021, the public offering closed.

The net proceeds to the Company from the offering, including the exercise of the Underwriter’s option to purchase additional Warrants, were approximately $10.94 million, excluding any proceeds from the exercise of Warrants, after deducting underwriting discounts and commissions and before payment of estimated offering expenses of approximately $375,000. As compensation for their role in the offering, the Company also issued to the Underwriters warrants to purchase up to 192,000 shares of Common Stock (the “Underwriter Warrants”), which will be exercisable at any time, and from time to time, in whole or in part, during the five-year period commencing 180 days after November 12, 2021 at a price of $5.50 per share or on a cashless basis at an exercise price equal to $5.50 per share. The exercise price and number of shares of Common Stock issuable upon exercise of the Warrants and the Underwriter Warrants are subject to adjustment upon the happening of certain events, as are customary for such securities. A copy of the Underwriting Warrant is filed as Exhibit 99.2 to this Current Report.

The issuance and sale of the Shares, the Warrants, and the Underwriter Warrants offered in the offering, as well as the Common Stock underlying all of the warrants, were registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the Company’s effective registration statement on Form S-1 (File No. 333-250957).

Nasdaq Listing

On November 12, 2021, the Common Stock and the Warrants commenced trading on The NASDAQ Capital Market under the symbols “BTBD” and “BTBDW,” respectively.

Underwriting Agreement

The Underwriting Agreement contains customary representations and warranties, agreements and obligations, conditions to closing and termination provisions. The Underwriting Agreement provides for indemnification by the Underwriter of the Company, its directors, certain of its executive officers and others, and by the Company of the Underwriter, its directors, certain of its executive officers and others, for certain liabilities, including liabilities arising under the Securities Act, and affords certain rights of contribution with respect thereto.

Pursuant to the Underwriting Agreement, the Company granted to Maxim a right of first refusal for a period of eighteen months from November 16, 2021 to act as a sole lead manager, underwriter and/or placement agent for any and all future public or private offerings of equity or debt (excluding commercial bank debt) offerings undertaken during such period by the Company, any Subsidiary.

The Company agreed, in the Underwriting Agreement, that until 180 days after the closing of the offering, that neither it nor any of its subsidiaries will issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, shares of Common Stock, without the prior written approval of the Underwriters, except for certain exempt securities, such as the issuance of shares of Common Stock upon the exercise of options under its employees stock option plan.

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Warrant Agreement

Prior to the closing of the Offering, the Company entered into a warrant agent agreement (the “Warrant Agent Agreement”) with Continental Stock Transfer and Trust Company (“CST”), to serve as the Company’s warrant agent for the Warrants. Upon the closing of the Offering, CST issued the Warrants. The foregoing description of the Warrant Agent Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Warrant Agent Agreement, which is filed as Exhibit 99.3 to this Current Report.

Item 8.01 Other Events.

On November 12, 2021, the Company issued a press release announcing the pricing of the Offering and the exercise of the Over-Allotment Option. A copy of the press release is attached hereto as Exhibit 99.4 to this Current Report.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit
99.1	Underwriting Agreement, by and between BT Brands, Inc. and Maxim Group LLC and Joseph Gunnar & Co., LLC
99.2	Form of Underwriting Warrant.
99.3	Form of Warrant Agency Agreement by and between BT Brands, Inc. and Continental Stock Transfer & Trust Company, including the form of Warrant
99.4	Press Release dated November 12, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL Document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BT BRANDS, INC.

Dated: November 17, 2021	By:	/s/ Gary Copperud
Gary Copperud
Chief Executive Officer

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